Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Milacron Inc.:

(1)	Form S-8 No. 333-116414 pertaining to the Milacron Inc. 2004 Long-term Incentive Plan,

(2)	Forms S-8 Nos. 333-115948 and 333-115949 pertaining to the Milacron Inc. Retirement Savings Plan,

(3)	Form S-8 No. 33-56403 pertaining to the Milacron Inc. 1994 Long-term Incentive Plan,

(4)	Form S-8 No. 333-69194 pertaining to the Milacron Inc. 1997 Long-term Incentive Plan, and

(5)	Form S-8 No. 333-74426 pertaining to the Milacron Inc. Plan for the Deferral of Directors’ Compensation;

of our report dated June 28, 2005, with respect to Milacron Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Milacron Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 28, 2005